Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We have issued our report dated February 8, 2007, accompanying the financial statements of Bioheart, Inc. and subsidiaries (a Development Stage Company) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
February 8, 2007